Exhibit 99.1
LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin	Berkman Associates
	Chief Financial Officer	(310) 277-5162
	(918) 437-6881	info@BerkmanAssociates.com

Lowrance Sales Increase 35% to
First Quarter Record $23,582,000
Projects 20% Increase in Net Income for Fiscal 2006
     TULSA, OKLAHOMA, November 30, 2005 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced that sales for the quarter ended October 31, 2005 increased 35%, to a first quarter record $23,582,000, compared to $17,475,000 for the same quarter last year. The net loss was $2,781,000, or $0.54 per share, compared to a loss of $1,705,000, or $0.39 per share, in the first quarter of fiscal 2005.
     “Strong sales of automotive GPS and hand-held GPS products contributed significantly to the Company’s record first quarter sales. Net income for our seasonally weakest quarter was impacted, as expected, by the lower average margins of these new automotive and hand-held GPS products. These products are now accounting for a significantly higher share of sales during the Summer and Fall seasons. We have increased our selling and marketing efforts to introduce and support new automotive GPS, SONAR and SONAR/GPS products which will begin volume shipment during the current quarter ending January 31, 2006.” For the 2006 fiscal year, we expect a significant increase in sales and project that net income will increase more than 20% over fiscal 2005,” said Darrell Lowrance, President and Chief Executive Officer.
     Lowrance noted that the Company continues to enhance and introduce new products, with the planned introduction of over 50 new SONAR and GPS related products in fiscal 2006. “During the first quarter, we introduced the iWay 350c Multimedia Automotive Color Portable GPS. Competing against GPS, portable GPS and DVD players designed by many larger companies from around the world, the iWay 350c was awarded the Specialty Equipment Market Association’s ‘Best New Mobile Electronics Entertainment Product for 2006’ at SEMA’s 2005 show. This award, our second SEMA “Best New Mobile Electronics” award in a row, confirms the competitive advantages and leading-edge technology we have engineered into our electronics and GPS products. We believe that the iWay 350c will provide significant continuing growth in the current quarter for our automotive GPS product line,” said Lowrance.
     For the fiscal year ended July 31, 2005, Lowrance reported record net income of $9.4 million, or $1.90 per diluted share, on record sales of $146.4 million.
About Lowrance Electronics
     Lowrance Electronics, Inc. (www.lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and accessories under the brand names “Lowrance,”® and “Eagle"® Electronics, “Lowrance AutomotiveTM” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes handheld GPS outdoor recreational use and voice turn-by-turn navigational systems for aftermarket automotive use) and aviation.
This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
(tables attached)

LOWRANCE ELECTRONICS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(UNAUDITED)(in thousands, except per share amounts)

	Three Months Ended
	Oct. 31,
	2005	2004
NET SALES	$23,582	$17,475

COST OF SALES	17,362	10,931

Gross profit	6,220	6,544

OPERATING EXPENSES:
Selling and administrative	8,656	7,133
Research and development	1,537	1,691

Total operating expenses	10,193	8,824

Operating loss	(3,973)	(2,280)

OTHER EXPENSES:
Interest expense	153	122
Other, net	68	65

Total other expenses	221	187

LOSS BEFORE INCOME TAXES	(4,194)	(2,467)

BENEFIT FOR INCOME TAXES	(1,413)	(762)

NET LOSS	$(2,781)	$(1,705)

NET LOSS PER COMMON SHARE:
Basic	$(0.54)	$(0.39)

Diluted	$(0.54)	$(0.39)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	5,135	4,395

Diluted	5,135	4,395

DIVIDENDS	$1,541	$940

OTHER COMPREHENSIVE LOSS NET OF TAX:

NET LOSS	$(2,781)	$(1,705)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	69	257

COMPREHENSIVE LOSS	$(2,712)	$(1,448)

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	October 31,		July 31,
	2005	2004	2005
ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$3,850	$3,565	$3,792
Trade accounts receivable, less allowances	12,163	8,079	19,908
Inventories	45,634	37,393	36,116
Current deferred income taxes	1,152	1,136	1,129
Prepaid income taxes	1,024	2,854	303
Prepaid expenses	5,078	4,769	3,781

Total current assets	68,901	57,796	65,029

PROPERTY, PLANT, AND EQUIPMENT, net	20,702	11,687	18,519
OTHER ASSETS	1,341	590	1,500

TOTAL ASSETS	$90,944	$70,073	$85,048

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$185	$1,417	$438
Accounts payable	10,503	9,377	6,948
Accrued liabilities:
Compensation and benefits	2,802	2,426	3,205
Product costs	2,876	2,215	2,285
Accrued taxes	15	156	1,255
Other	997	972	1,718

Total current liabilities	17,378	16,563	15,849

LONG-TERM DEBT, less current maturities	15,806	218	7,214

DEFERRED INCOME TAXES	1,162	2,021	1,134

STOCKHOLDERS’ EQUITY:
Common stock, $.10 par value, 10,000,000 shares authorized; 5,135,516 shares issued and outstanding at October 31, 2005, October 31, 2004 and July 31, 2005	514	514	514
Paid-in capital	34,316	34,316	34,316
Retained earnings	21,330	16,076	25,652
Accumulated other comprehensive income	438	365	369

Total stockholders’ equity	56,598	51,271	60,851

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$90,944	$70,073	$85,048